Exhibit 10.1

SEPARATION, RELEASE

AND WAIVER OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT

This Separation, Release and Waiver of Claims and Restrictive Covenant Agreement (the “Agreement”) is entered into between Barry Glickman (“Employee”) and TechnipFMC plc, and FMC Technologies, Inc. (TechnipFMC and FMC Technologies, together, the “Company”).

1. Timing of Employee’s Departure: Employee’s last date of employment (“Separation Date”) will be June 30, 2022. On or prior to the Separation Date, as determined by the Company, Employee will resign from all officer and director positions Employee holds with the Company and its affiliates or subsidiaries (collectively, “Company Group”) including President – Surface as well as any other positions, roles, or appointments that Employee may hold by or through the Company Group, including but not limited to industry associations or similar roles. Employee agrees to execute, promptly upon request by the Company or any member of the Company Group, any additional documents reasonably necessary to effectuate any such resignations.

2. Consideration for the Releases, Waivers, and Promises in the Agreement. In consideration of Employee’s execution of the Agreement, including the releases, waivers, and promises in the Agreement, the Company will provide Employee:

A.

Severance pay equal to the sum of two (2) times Employee’s base salary as in effect on the date hereof plus two (2) times Employee’s target 2022 annual incentive, as set forth in Schedule A to this Agreement, to be paid in 48 equal installments commencing on the next payroll period after the Separation Date, subject to continued compliance with paragraphs 7, 8, 9 and 10 of this Agreement;

B.

A 2022 incentive (prorated based on days of service in 2022), based upon Employee’s target 2022 incentive at target performance, as set forth in Schedule A to this Agreement, is to be paid within 30 days of the Separation Date;

C.	The entire premium cost for health care insurance continuation (the “Company-Subsidized Health Care Coverage”), as detailed in paragraph 3 of this Agreement; and

D.	Reimbursements for up to $10,000 of tax and financial planning services for 2022, to be used by June 30, 2022.

Collectively, the amount and value detailed above shall be referred to as the “Consideration.” Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation, subject to standard tax and other applicable withholdings, but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility for benefits under any benefit plan of the Company. Employee agrees and acknowledges that the Consideration includes amounts and value that are in addition to anything of value to which Employee already is entitled.

3. Company-Subsidized Health Care Coverage. Employee will continue to be eligible for Company-Subsidized Health Care Coverage until the earlier of: (1) the date twenty-four (24) months after the Separation Date; or (2) the date Employee is eligible to enroll in the health, dental and/or vision plans of another employer (including if eligible prior to the Separation Date) (the “Company Subsidized Health Care Coverage Period”). To be eligible for the Company-Subsidized Health Care Coverage, following the Separation Date, Employee’s eligible dependents, if any, must be participating in the Company’s group health, dental and vision plans on the Separation Date and must elect on a timely basis to continue that participation in some or all of the offered plans in accordance with COBRA. In addition, Employee’s continued access to the Company-Subsidized Health Care Coverage is dependent on Employee and his dependents continuing to be eligible to participate in TechnipFMC offered plans through COBRA. Employee agrees to notify TechnipFMC promptly if he is eligible to enroll in the plans of another employer or if Employee or any of his dependents cease to be eligible to continue participation in Company plans through COBRA.

4. Full and Final Release and Waiver of Claims. In consideration of the benefits provided by the Company, including the Consideration, Employee, for Employee personally and Employee’s representatives, spouse, heirs, executors, administrators, successors and assigns, fully, finally and forever releases, discharges and covenants not to sue the Company and its past and present affiliates, as well as their respective past and present successors, assigns, officers, owners, directors, agents, representatives, attorneys, employee benefit plans (including, without limitation, plan administrators, trustees, fiduciaries and sponsors) and employees (all of whom are referred to in the Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, that arise from or in any way relate to Employee’s employment, relationship with, or affiliation with the Company, up to and including the Separation Date. Specifically included in this waiver and release are, among other claims, claims of unlawful discrimination, retaliation, harassment, or failure to accommodate; claims for compensation or benefits; claims for wrongful termination of employment under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Texas Labor Code, the Family Medical Leave Act, or any other federal, state or local statute, rule, ordinance, or regulation; and any claims under federal, state, or local law, including claims for breach of contract or any tort.

5. Cooperation. Employee agrees to cooperate with the Released Parties in the future regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision and (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body. The Company will reimburse Employee for reasonable expenses in connection with the requested cooperation described in this paragraph.

6. Non-Admission of Liability. Employee acknowledges, by entering into this Agreement, that the Company Group and the Released Parties do not admit to any liability or acts of wrongdoing or unlawful discrimination, nor shall the Agreement be considered to be evidence of such liability, wrongdoing or unlawful discrimination.

7. Non-Disparagement. Employee agrees not to make statements to clients, customers and suppliers of the Company Group or of the Released Parties, or to other members of the public, that are in any way disparaging or negative towards the Company Group, the Released Parties, or their products and services. This prohibition applies to statements in any form or medium, whether orally or in writing (including but not limited to social media posts or comments).

8. Confidential Information. As further detailed below, Employee acknowledges that Employee has had access to and receipt of confidential and proprietary information regarding the Company Group (“Confidential Information”) while working for the Company. Employee agrees not to use or disclose this Confidential Information. Employee further agrees to return to the Company prior to the Separation Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, paper or electronic files or documents (including, without limitation, any device that contains any electronic files or documents) obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain. Employee further agrees that all intellectual property in which he may have had a role in developing or creating at any point during his employment with the Company remains the property of the Company Group.

9. Non-Competition. Employee acknowledges and agrees that throughout his employment, he has been provided with Confidential Information of the Company Group, and that the Company Group will continue to provide him with Confidential Information through the Separation Date. Employee further acknowledges and agrees that his role for the Company has included critical work involving key strategic and business decisions of the Company Group. Accordingly, and in consideration of the various promises set forth in this Agreement, Employee agrees that, for a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), Employee shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, render personal services of any kind, directly or indirectly, in any capacity to any Competitor. “Competitor” shall mean any entity or business that is engaged in the sale, marketing, manufacturing of products or services that are competitive with the products or services that are provided, sold, marketed, or manufactured by the Company, including but not limited to the entities identified in Schedule B to this Agreement; provided, however, that nothing herein shall limit Employee’s right to own not more than 2% of any of the debt or equity securities of any business organization that is listed on a recognized stock exchange. Employee and the Company agree that it shall not be a violation of this paragraph if Employee begins employment with another employer on or around April 25, 2022, provided that between April 25, 2022 and the Separation Date Employee remains reasonably available to consult with and support the Company and that such employment is not with a Competitor.

10. Non-Solicitation. Employee agrees that, during the Restricted Period, Employee shall not knowingly, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve-month period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group who is, or was during the then most recent twelve-month period, a customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any such customer, client, supplier, licensee or other business relation of any member of the Company Group. The term “indirectly” shall include, without limitation, Employee permitting the use of Employee’s name by any Competitor to induce or interfere with any employee or business relationship of any member of the Company Group.

11. Injunctive Relief. Without intending to limit the remedies available to the Company, Employee agrees that a breach of any of the covenants contained in paragraphs 7, 8, 9, or 10 of this Agreement will likely result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, restraining Employee from engaging in activities prohibited by the covenants contained in paragraphs 7, 8, 9, or 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.

12. Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing the Agreement. Employee has twenty-one (21) days to consider whether to sign the Agreement from the date Employee receives the Agreement (the “Consideration Period”). Employee must return this signed Agreement to the Company’s representative by the 22nd day after receipt. If Employee signs and returns the Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven (7) days from the date the Employee signs the Agreement to revoke the Agreement by delivering a written notice of revocation within the seven (7)-day revocation period to the same person as Employee returned the signed Agreement. Employee can revoke the Agreement by email. The Agreement will become effective on the eighth day after Employee signs the Agreement provided Employee does not revoke the Agreement (the “Effective Date”). Any modification or alteration of any terms of the Agreement by Employee voids the Agreement in its entirety. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.

13. Applicable Law. The Agreement shall be exclusively interpreted under the laws of the state of Texas.

14. Entire Agreement. The Agreement sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not fully addressed in the Agreement. Any prior agreements between or directly involving Employee and the Company are superseded by the Agreement, except the Agreement shall not in any way affect, modify, or nullify any prior agreement Employee entered into with the Company regarding confidentiality, trade secrets, inventions, or non-competition or non-solicitation.

15. Reformation and Severability. Each of the covenants set forth in paragraphs 7, 8, 9 and 10 of this Agreement are separate and severable and are considered by the parties to be reasonable in all circumstances. It is agreed that if any such covenant by itself, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, or reformed, then the relevant covenants shall apply with such deletion(s) or amendment(s) as may be necessary to make it valid and effective. To the extent that any of these covenants may not be so modified and would otherwise be unenforceable, then such restriction may be stricken from this Agreement without nullifying this Agreement or any other portion of this Agreement that would otherwise be enforceable. All other provisions of the Agreement are similarly severable, and if any other part of the Agreement is found by the arbitrator or, as applicable a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

16. Headings. The headings in the Agreement are provided for reference only and shall not affect the substance of the Agreement.

17. No Interference with Rights. Nothing in the Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs the Agreement, (iii) that may arise after Employee signs the Agreement, (iv) for reimbursement of reasonable expenses under the Company’s expense reimbursement policies, (v) for claims for indemnification as an officer or director of the Company or any Company Group Member under applicable directors and officers insurance, the Company or Company Group Member bylaws, articles of incorporation or any indemnification agreement, or (vi) which cannot be released by private agreement. Nothing in the Agreement will prevent Employee from exercising any rights that cannot be lawfully waived or restricted. Nothing in the Agreement prevents Employee from testifying at a hearing, deposition or in court in response to a lawful subpoena. Nothing in the Agreement limits Employee’s ability to file a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency or commission (all of which are referred to in the Agreement as “Government Agencies”). Further, the Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Agreement does not limit Employee’s right to receive an award from a Government Agency for information provided to any Government Agencies. Employee agrees that Employee has waived any right—where such right can be waived—to recover monetary damages or other personal relief from the Released Parties in any action filed by Employee or by anyone else on Employee’s behalf.

18. Arbitration and Mediation. Any dispute, controversy, or claim arising between the Employee and the Company relating to the Agreement shall be submitted to and settled by arbitration in the State of Texas and conducted pursuant to the rules then in effect of the American Arbitration Association governing employment disputes, before an arbitrator licensed to practice law in the State of Texas and familiar with employment law disputes (or at any other place or under any other form of arbitration mutually acceptable to the parties involved); provided, however, that before either party initiates an arbitration proceeding under this paragraph, the parties shall participate in a full-day mediation with a qualified mediator to be agreed upon by the parties. Any award rendered shall be final, conclusive and binding upon the parties, and any judgment may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. The expense of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of Employee’s or the Company’s own experts, evidence, and counsel fees, except that, in the discretion of the arbitrator, any award may include the cost of a party’s counsel and/or its share of the expense of arbitration, if the arbitrator expressly determines that an award of such costs is appropriate to a party whose position prevails in such arbitration. Notwithstanding the provisions of this paragraph, the Company shall be entitled to seek injunctive and other appropriate equitable relief immediately and without submitting the claim to arbitration for any violation, attempted violation or proposed violation of paragraphs 7, 8, 9, or 10 of this Agreement.

TechnipFMC plc

By:	/s/ Nisha Rai	Date: March 28, 2022

On behalf of TechnipFMC plc
Nisha Rai
Executive Vice President – People & Culture

FMC Technologies, Inc.

By:	/s/ Nisha Rai	Date: March 28, 2022

On behalf of FMC Technologies, Inc.

Nisha Rai

Executive Vice President – People & Culture

Employee has read and understood the Agreement, signs the Agreement waiving valuable rights, and acknowledges that the Agreement is final and binding.

Employee:

/s/ Barry Glickman	Date: March 27, 2022

Barry Glickman

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